mm PREMIUM SERVICE - APPLICATION FORM

CUSTOMER DETAILS
Title CFO	Given Name: Allan		Surname: Legator
Business Name: New Motion, Inc.			RBN/ABA:
Business Address: 42 Corporate Park, Suite 250			State of Registration: Delaware USA
Irvine	CA	92606	Business Phone: 949-777-3700
	State:	Post Code:	Business Fax: 949-777-3707
Postal Address: as above			Mobile Number:
E-Mail: allan@newmotioninc.com
	State:	Post Code:	Web Address:
Mobile Messenger Account Manager:

SERVICE DETAILS
CONTENT PROVIDER NAME
SERVICE OVERVIEW	Australian ringtones, weekly billing Provide a detailed overview of the service. The more detail supplied will help facilitate the connection.

SERVICE MECHANISM	MO/MT Message MO Only MT Only	☐ ☐ ☐
PREMIUM SMS NUMBER	8 Digit Number 6 Digit Number	☐ ☐

TARIFF (GST INC)
TEXT TO APPEAR ON BILL	This allows consumers to reference the charge against their purchase

START DATE
END DATE
EXPECTED VOLUME	Estimated volume. (Monthly)

ADDITIONAL INFORMATION
Please provide any additional information that may assist in the connection of your premium SMS number across each carrier. Each service must be approved by each carrier and a detailed description assists in the speed of number set-up.

TERMS & CONDITIONS	Please include the service terms and conditions, including where relevant, links to the competition permit numbers and online information.

CUSTOMER SUPPORT PH.NO. HOURS OF OPERATION:	Please include the hours of operation of the customer service line.

REVENUE SHARE SCHEDULE

Please see the Mobile Messenger Revenue Chart Attached ‘mm premium - revenue share schedule. PDF’

The tables show the amount of revenue that will be paid by Mobile Messenger for various monthly volumes and premium tariff rates for each mobile network operator.

AGREEMENT
I/We have read, understood and agree to the Terms and Conditions as per the attached Mobile Messenger Terms and Conditions and agree to pay the fees and charges as per this agreement.
SIGNATURE: /s/ Allan Legator	DATE: 9 | 1 | 05

PAYMENT DETAILS
☐ CHEQUE ☐ CREDIT CARD ☐ CASH ☐ MONTHLY ACCOUNT	CHEQUE (MADE PAYABLE TO “MOBILE MESSENGER PTY LTD”)			PLEASE ENCLOSE FULL UPFRONT PAYMENT (OR CREDIT CARD DETAILS) $
	CREDIT CARD TYPE ☐ DINERS CLUB	☐ BANK CARD ☐ AMERICAN EXPRESS	☐ MASTERCARD ☐ VISA	CARD NUMBER | | | | | | | | | | | | | | | | |
	EXPIRY DATE /	NAME ON CARD		SIGNATURE x
I/We, the above signed, authorize Mobile Messenger Australia Pty Ltd (ABN 73 113 948 959) to charge my/our Credit Card Account as payment for my/our usage of the services as outlined above.

RETURN OR FAX FORM WITH PAYMENT TO:

MOBILE MESSENGER AMERICAS PTY LTD ABN 73 113 948 959

Level 1 225 Miller St North Sydney NSW 2060

PH: 61 2 9900 3600 FX: 61 2 990 3602

E. accounts@mobilemessenger.com.au  W. www.mobilemessenger.com.au

TERMS AND CONDITIONS

This is the Mobile Messenger Australia Pty Ltd (ABN 73 113 948 959) ("us, Mobile Messenger Australia"), Standard Agreement between the Customer/Applicant ("you, Customer or Applicant") and Mobile Messenger Australia for the Supply of its Premium Rate SMS Service ("the Service")and applies to you as a user of the Service. The aim of this document is to ensure that you know both your rights and obligations when using the Service as well as our rights and obligations. Reference to a Schedule is to a Schedule in the Application Form for the Service.

1.	Development and Testing by You

You are responsible for developing the Content and the Application. You are also responsible for testing the Content and the Application to verify that they conform to the Specifications. The Mobile Messenger Australia Facilities are available for use by You as soon as Your testing confirms that the Content and Application conforms with the Specifications.

2.	Delivery

You will deliver the Content and the Application and make Your Facilities available to Mobile Messenger Australia.

3.	Connection of Your Facilities to Mobile Messenger Australia Facilities

3.1.
You must connect and integrate Your Facilities with the Mobile Messenger Australia Facilities in accordance with the Specifications. 3.2. You must report any faults in the connection of Your Facilities to the Mobile Messenger Australia Facilities to Mobile Messenger Australia as soon as You become aware of them.

3.3.	Mobile Messenger Australia will operate the Mobile Messenger Australia Facilities to provide the underlying carriage services for the Service, on the terms of this agreement.

3.4.
Mobile Messenger Australia may at any time modify any of the Mobile Messenger Australia Facilities but in so modifying shall use every endeavour to ensure that such modification will not have an adverse effect on the Service.

4.	Security and Access

4.1.	You may not access the Mobile Messenger Australia Facilities for any purpose other than as agreed in this agreement.

4.2.	You must comply with all reasonable directions of Mobile Messenger Australia when accessing the Mobile Messenger Australia Facilities.

4.3.	You must not use Your access, the Service or connection to the Mobile Messenger Australia Facilities to:

(a)
circulate or send any unsolicited or unauthorised marketing, publicity or advertising material message to any person (including a message that is designed to promote goods or services ("Marketing Message") to any person unless that person has consented to receiving the Marketing Message, has a means to opt-out of receiving such a Marketing Message and the Marketing Message clearly identifies the source or originating entity of the Marketing Message);

(b)	transmit computer worms or viruses;

(c)	access, any other Mobile Messenger Australia computer system or network without Mobile Messenger Australia's consent or disrupt or damage any Mobile Messenger Australia computer systems or network;

(d)	forge any messages; or

(e)
send any obscene, sexually explicit, abusive or defamatory material or material that violates any Commonwealth, State, Territory or local law or regulation or is contrary to any Code of Conduct issued by the Telephone Information Services Standards Council.

4.4.
Mobile Messenger Australia may immediately suspend Your access to the Mobile Messenger Australia Facilities if You misuse the Mobile Messenger Australia Facilities or fail to comply with Your obligations under this clause 4.

4.5.
If You are unable to rectify the matter or breach giving rise to a suspension, to Mobile Messenger Australia's reasonable satisfaction within 25 Business Days, Mobile Messenger Australia may immediately end this agreement by written notice to You. Such termination is without prejudice to any rights, obligations or liabilities arising prior to such termination.

4.6.	You are responsible for the security of the secure ID and password Mobile Messenger Australia issues to You for You to access the Mobile Messenger Australia Facilities.

5.	Premium short code numbers

5.1.	Once Your application made under the Application Form is approved, Mobile Messenger Australia will make telephone numbers available for Your use.

5.2.
Any telephone numbers made available for Your use and Your use of those telephone numbers is subject to the provisions of the Telecommunications Numbering Plan 1997. Consequently, Mobile Messenger Australia does not warrant that any telephone number made available for Your use will be continuously available.

5.3.	Subject to the Telecommunications Numbering Plan 1997, as a result of direction from a mobile operator, Mobile Messenger Australia may from time to time notify You of:

(a)
the replacement of any telephone number made available for Your use, provided that the total number of telephone numbers made available for Your use accords with the total number of telephone numbers approved for Your use; or

(b)	change the terms and conditions which apply to the telephone numbers made available for Your use.

5.4.
When providing notice to You under clause 5.3 above, Mobile Messenger Australia will state the effective date from when any telephone number will cease to be available for Your use and the date from which any new telephone numbers are made available for Your use.

6.	Supply of the Content

You:

(a)	are solely responsible for the supply of the Content;

(b)	must ensure that the Content does not include Prohibited Content and complies with all applicable laws;

(c)	must, supply the Content to be purchased by the end customer and operate Your Facilities: I. with due care and skill;

II.	in accordance with the Specifications; and

III.	only as described in the Application Form;

(d)	are solely responsible for any third party software You use to access the Mobile Messenger Australia Facilities or use the Service.

7.	Reports

You must provide Mobile Messenger Australia with reports about Your supply of Content as requested by Mobile Messenger Australia from time to time.

8.	Mobile Messenger Australia Key Terms

You must include the Mobile Messenger Australia Key Terms (including the price of the Content and which customers from which carriage service providers can access the Content) and clearly identify You as the source of Content in all material inviting Mobile Subscribers to purchase the Content in a form approved by Mobile Messenger Australia.

9.	Provision of Service to Others

9.1.	You must offer Content on terms which are no less favourable than those You offer customers paying for that Content by any other means, unless the Mobile Operators approves otherwise.

9.2.	The mobile network operators at their absolute discretion, accept or reject a request by a Mobile Subscriber to purchase Content.

10.	Payment

10.1.
In consideration for You supplying the Content to a Mobile Subscriber over the Service, Mobile Messenger Australia agrees to pay You the amount outlined in the Revenue Share Schedule in the Application Form, in accordance with the ("Payment Terms") outlined in this agreement

10.2.	You will keep up to date and accurate records of payments made to and received from Mobile Messenger Australia under this clause.

10.3.	Mobile Messenger Australia may set off any amount payable to You by Mobile Messenger Australia against any amount (including Fees, and charge backs) payable by You to Mobile Messenger Australia.

10.4.
Mobile Messenger Australia may charge back to You payments made by Mobile Messenger Australia in accordance with the charge back rules ("Charge Back Rules") outlined in this agreement, by giving You a written notice stating the amount of the charge back.

10.5.	Charge back amounts are immediately payable. •

10.6.	You may not seek to directly recover from Mobile Messenger Australia any amount charged back to You under the Charge Back Rules.

11.	GST

Where GST is imposed on a supply made under this agreement by Mobile Messenger Australia to You and the consideration for the supply under any part of the agreement described in this Agreement is not expressed to be inclusive of GST, You must pay in addition to any GST . exclusive consideration payable for the supply, an additional amount calculated by multiplying the value of that GST exclusive consideration (without deduction or set-off) by the prevailing GST rate. Any amount of GST payable by You on a supply made under this Agreement (including in circumstances where the consideration is expressed to be inclusive of GST) is payable upon demand whether such demand is made by means of a tax invoice or otherwise. You will be provided with a tax invoice for any taxable supply made to You under this agreement.

12.	Credit Management

12.1.
Mobile Messenger Australia may at any time review Your creditworthiness (including by seeking information or advice from third parties such as credit reporting agencies or credit providers) and You agree to:

(a)
promptly co-operate with any creditworthiness review by providing Mobile Messenger Australia with such information, authorisation or consent Mobile Messenger Australia requires for the purposes of the review; and

(b)	provide Security if requested by Mobile Messenger Australia.

12.2.	Mobile Messenger Australia may call upon the Security provided by You to Mobile Messenger Australia to pay any amounts due to Mobile Messenger Australia under this agreement if:

(a)	You fail to pay any sum due under this agreement by the due date; or

(b)	You commit an act of insolvency.

12.3.
Unless Mobile Messenger Australia gives notice to the contrary, You must pay to Mobile Messenger Australia on demand all taxes imposed on or payable by Mobile Messenger Australia on or in respect of or in connection with any Security provided by You.

13.	Mobile Subscriber Claims

13.1.
You must provide customer service support for Mobile Subscribers using the Service to buy Content from You, unless otherwise agreed that Mobile Messenger Australia will supply customer service support on your behalf.

13.2.	You must refer all Mobile Messenger Australia related billing enquiries to Mobile Messenger Australia.

13.3.
If a Mobile Subscriber makes an enquiry about Content to Mobile Messenger Australia, Mobile Messenger Australia may refer it to You for resolution. You must resolve this enquiry within one (1) business day. If after Mobile Messenger Australia's referral that Mobile Subscriber makes another enquiry about Content to Mobile Messenger Australia, Mobile Messenger Australia may again refer it to You and You must resolve the enquiry within a further one (1) business day of that second referral, and provide confirmation to Mobile Messenger Australia that the matter has been resolved. If the matter is not resolved Mobile Messenger Australia will issue the subscriber a refund of the full amount in dispute and deduct this from your payout.

13.4.	Mobile Messenger Australia will assist You in resolving a Mobile Subscriber complaint.

13.5.	You must establish a fair policy for giving refunds in relation to Content, and this policy must be at least as favourable as any similar policy for purchases made with other forms of payment.

13.6.
If You give a refund, settle a claim or give a credit ("Refund") in relation to Content, You must record that Refund. You must notify Mobile Messenger Australia of that Refund if Mobile Messenger Australia referred the Mobile Subscriber making the enquiry to You.

13.7.	You must not give cash refunds to the Mobile Subscribers on the Content.

13.8.
You must pay Mobile Messenger Australia for any payment made (or agreed to be made) by Mobile Messenger Australia in good faith in a settlement of any demand, claim or action ("Claim") brought or made in connection with the purchase by a Mobile Subscriber of the Content from You.

13.9.
If in Mobile Messenger Australia's reasonable opinion there are a disproportionate number of Mobile Subscriber complaints arising at or regarding You, Mobile Messenger Australia may request a written explanation from You within two (2) Business Days. Mobile Messenger Australia reserves the right to charge a fee of $20 per complaint in the event a satisfactory explanation is not provided OR if the matter continues to terminate Your access to the Service.

14.	Intellectual Property Rights

14.1.
You grant to Mobile Messenger Australia, a non-exclusive, non-transferable license to use the Intellectual Property Rights (including the right to communicate to the public) in and to Your Facilities necessary for Mobile Messenger Australia to supply the Content to Mobile Subscribers over the Service.

14.2.
You acknowledge that by providing Content, You licence Mobile Subscribers supplied with the Content over the Service to use the Intellectual Property Rights in and to the Content on terms and conditions to be agreed between You and those Mobile Subscribers directly.

14.3.
Mobile Messenger Australia grants to You a non-exclusive, non-transferable licence to use the Intellectual Property Rights in and to the Mobile Messenger Australia Facilities for the sole purpose of making the Content available to Mobile Subscribers over the Mobile Messenger Australia Facilities as described in the Application Form or as otherwise notified by Mobile Messenger Australia.

15.	Indemnities

15.1.
15.1 You indemnify Mobile Messenger Australia against all liability costs (including costs on a full indemnity basis), expenses, loss and damage suffered or incurred by Mobile Messenger Australia in connection with any action, claim or demand which may be instituted against Mobile Messenger Australia arising out of:

(a)	(against negligence) any wilful or negligent act or omission by You, Your employees, agents or contractors;

(b)	(against infringement of Intellectual Property Rights) an actual or allegation that the Intellectual Property Rights of any person have been infringed by the use of Your Facilities; or

(c)	(against customer claims) any Content sold by You whether or not the Claim is brought or made by an Mobile Messenger Australia Customer or another party.

15.2.
Any indemnity in this agreement is a continuing obligation, independent of other obligations under that agreement and continues after the agreement ends. It is not necessary for Mobile Messenger Australia to incur expense or make payment before enforcing a right of indemnity under this Agreement.

16.	Warranties

16.1.	You warrant that:

(a)	the use of Your Facilities as contemplated under this agreement does not and will not infringe the Intellectual Property Rights of any person or breach any law; and

(b)
You own or have all rights necessary for You to grant and perform Your obligations as set out in this Agreement. 16.2. Subject to clause 16.3 and 16.4, any condition or warranty which would otherwise be implied in this Agreement is hereby excluded. 16.3. Mobile Messenger Australia does not warrant that:

(a)	Your access to the Mobile Messenger Australia Facilities will be continuous or fault free; or

(b)
all Messages will be successfully transmitted or that any such transmission will be fault free or timely and You acknowledge that Mobile Messenger Australia does rely on various Service Level Agreements that is has with third parties from time to time and its ability to perform hereunder may be effected by the terms of such Service Level Agreement.

16.4.
Where legislation implies into this Agreement any condition or warranty that cannot be excluded or modified the liability of Mobile Messenger Australia for any breach of such condition or warranty is limited at Mobile Messenger Australia's option to one or more of the following:

(a)
if the breach relates to goods the replacement of the goods or the supply of equivalent goods or the repair of such goods or the payment of the cost of replacing the goods or of acquiring equivalent goods; or the payment of the cost of having the goods repaired; and

(b)	if the breach relates to services the supplying of the services again; or the payment of the cost of having the services supplied again.

17.	Privacy and Confidentiality

17.1.
You must at all times comply with Privacy Laws in relation to Personal Information, whether or not You are an organisation bound by the Privacy Act. If You are a small business operator under the Privacy Act, then You agree to choose to be treated as an organisation bound by the Privacy Act in accordance with Section 6EA of the Privacy Act.

17.2.	You must not disclose Mobile Messenger Australia's Confidential Information except:

(a)	with Mobile Messenger Australia's consent;

(b)	if disclosure is required by law or is in connection with legal proceedings relating to the agreement described in this Agreement.

17.3.
You must, on Mobile Messenger Australia's request, deliver to Mobile Messenger Australia all documents or other materials containing or referring to Mobile Messenger Australia's Confidential Information in Your possession, power or control or in the possession, power or control of persons who have received Confidential Information from You under clauses 17.2(a) or 17.2(b).

17.4.
You acknowledge that a breach of this clause 17 may cause Mobile Messenger Australia irreparable damage for which monetary damages would not be an adequate remedy. In addition to other remedies that may be available, Mobile Messenger Australia may seek and obtain injunctive relief against such a breach or threatened breach.

18.	Term and Termination

18.1.
This agreement will begin when Mobile Messenger Australia notifies You that Your application has been approved and will continue until You or Mobile Messenger Australia end it by written notice under clause 18.2 or 18.3 or as provided for elsewhere in this Agreement.

18.2.	Mobile Messenger Australia may end this Agreement immediately if:

(a)
(failure to use telephone numbers) You do not use any telephone number made available for Your use for a 6 month period and You fail to do so within a further 25 Business Days of a notice from Mobile Messenger Australia that the telephone number has not been used ;

(b)	(telephone numbers no longer available) Mobile Messenger Australia notifies You that all telephone numbers made available for Your use are no longer available;

(c)	(breach of term) You are in breach of any term and such breach is not remedied within twenty five (25) Business Days of written notice by Mobile Messenger Australia to do so;

(d)
(receivership, liquidation, administration or arrangement) a receiver, liquidator, provisional liquidator or administrator is appointed over any of Your undertakings or assets or if You enter into any arrangement with any creditors or any class creditors;

(e)	(illegality) it becomes unlawful for You to perform Your obligations under this Agreement or the performance by a party of their obligations under this Agreement is in breach of a law; or

(f)	(IT system at threat) You threaten the operation, technical integrity or liability of the Mobile Messenger Australia Facilities in the reasonable opinion of Mobile Messenger Australia.

18.3.	Either party may end this Agreement at any time by providing 30 Business Days written notice to the other party.

18.4.	When this Agreement ends:

(a)	Mobile Messenger Australia will immediately remove access to and disconnect Your Facilities from the Mobile Messenger Australia Facilities;

(b)	You must return and/or destroy all material provided by Mobile Messenger Australia to You under this Agreement; and

(c)	clauses 10, 11 and 12 will continue to apply in respect of calls made by Mobile Messenger Australia Customers to Your Service before the date of termination of this agreement.

18.5	Any termination is without prejudice to any rights, liabilities or obligations accruing as at such termination.

19.	Force Majeure

Despite any other provision in this agreement, no party need act if it is impossible to act due to any cause beyond its control (including war, riot, natural disaster, labour, dispute, or law taking effect after the date of this agreement) provided the party uses its reasonable endeavours to overcome the act or matter impacting on its ability to perform hereunder. This clause 19 does not excuse a party from a failure to pay any money which it is obliged to pay.

20.	Subcontracting

20.1.	You may appoint a subcontractor to perform all or any part of Your obligations under this Agreement with Mobile Messenger Australia's prior written consent.

20.2.	You must ensure that any subcontract entered into by You is consistent with this Agreement; and take all steps necessary to enforce that subcontract.

20.3.	You remain fully responsible for the performance of Your obligations despite the engagement of a subcontractor and any consent that Mobile Messenger Australia may have given in relation thereto.

21.	General

21.1.
This agreement, and the Application Form constitute the entire agreement between the parties and supersedes all prior representations, agreements, statements and understandings, on anything connected with that subject matter.

21.2.	You may not assign, novate or transfer any of Your rights and/or obligations under this agreement without Mobile Messenger Australia's prior written consent.

21.3.
No right under this Agreement is waived except by notice in writing signed by each party. Any failure by a party to enforce any clause of this agreement, or any forbearance, delay or indulgence granted by that party is not a waiver of its rights under this agreement.

21.4.	The provisions of this agreement must not be varied, except by agreement in writing signed by the parties.

21.5.
Clauses 11 (GST), 14 (Intellectual Property Rights), 15 (Indemnities),16 (Warranties), 17 (Privacy and Confidentiality), 18 (Term and Termination), 19 (Force Majeure), 20 (General) and 22 (Glossary) continue after this Agreement ends.

21.6.	This agreement is governed by the laws of Western Australia. You submit to the exclusive jurisdiction of the courts of Western Australia.

21.7.	Notices under this Agreement may be delivered by hand, by mail or by facsimile to:
Mobile Messenger Australia Pty Ltd 1 /225 Miller Street North Sydney NSW 2060 Australia Fax: +61 2 9900 3636 You (put in here details shown on the Application Form)

21.8.	Notice is given:

(a)	(hand delivery) in the case of hand delivery, when an officer or other duly authorised employee, agent or representative of the receiving party acknowledges receipt in writing;

(b)	(post) in the case of posting, 3 Business Days after dispatch; and

(c)	(facsimile) in the case of facsimile, when the transmission is received on a Business Day or otherwise at the commencement of the first Business Day following transmission.

22.	Glossary Of Terms

Adjustment has the same meaning as in the GST Act.

Mobile Messenger Australia Facilities means all Mobile Messenger Australia or third party equipment, networks, computer programs, supporting documentation and procedures, used by Mobile Messenger Australia to transmit SMS Messages over the GSM or CDMA network.

Mobile Messenger Australia Key Terms means terms and conditions that apply to Mobile Subscribers who use their Mobile Messenger Australia mobile service to purchase content from You as notified by Mobile Messenger Australia from time to time.

Application means a software application that receives, processes and sends information between Your Facilities and the Mobile Messenger Australia Facilities for the purpose of facilitating the purchase and delivery of the Content, as described in the Specifications.

Application Form means the application form to apply to use the Service attached to this agreement.

Business Day means a day not being a Saturday, Sunday or public holiday in Perth.

Confidential Information means all confidential, non-public or proprietary information disclosed by Mobile Messenger Australia to You before, on or after the date Mobile Messenger Australia notifies You it has approved Your Application Form relating to the business, technology or other affairs of Mobile Messenger Australia but excludes information:

(a)	which is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to Mobile Messenger Australia;

(b)
which You can prove by contemporaneous written documentation was already known to You at the time of disclosure by Mobile Messenger Australia (other than if such knowledge arose from disclosure of confidential information in breach of an obligation of confidentiality); or

(c)	which You acquire from a third party entitled to disclose it.

Content means the content or content service to be made available by You for purchase and supply to Mobile Messenger Australia Customers using the Service, as described in the Application Form and approved by Mobile Messenger Australia in writing.

Credit Information means:

(a)	identity particulars (name, address, and date of birth);

(b)	Your application for credit or commercial credit, including the amount applied for;

(c)	the fact we are a current credit provider to You;

(d)	payments which are overdue by more than 60 days and for which debt collection has commenced;

(e)	advice that payments are no longer overdue in respect of a default which has been listed;

(f)	information that, in the opinion of us, You have committed a serious credit infringement; and

(g)	cheques drawn by You for more than $100 and which have been dishonoured more than once.

GST means the tax imposed by the GST Act and the related imposition Acts of the Commonwealth.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth), as amended from time to time.

GST Exclusive Consideration means any consideration payable under this agreement that either does not include an amount referable to GST or, if the consideration is inclusive of GST, is that consideration excluding the amount referable to GST using the rate of GST in force at the time the parties agreed on the consideration.

Intellectual Property Rights means all rights conferred under statute, common law and equity in and in relation to inventions, designs, trade marks, trade names, logos, and get up, circuit layouts, semi-conductor and copyright and any other intellectual property rights including moral rights, confidential or other proprietary rights, or other rights to registration of such rights.

Mobile Operator refers to Telstra, Optus, Vodafone, Orange, Three & Virgin Mobile.

Mobile Originating SMS Message means a message originating from a subscribers mobile telephone handset.

Mobile Subscriber means a person who contracts or agrees to acquire mobile communications services from via the Mobile Messenger Australia service

Mobile Terminating SMS Message means a message sent from the Mobile Messenger Australia service to a subscriber's mobile telephone handset.

Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion, which You receive from any source as a consequence of the performance of Your rights and obligations under this Agreement.

Privacy Act means the Privacy Act 1988 (Cth).

Privacy Laws means the Privacy Act and any other legislation, principles, industry codes and policies relating to the collection, use, disclosure, storage or granting of access rights to Personal Information.

Prohibited Content means the Content that:

(a)	is likely to be, having regard to the contemporary attitudes of Australian society, offensive to reasonable adults;

(b)	is likely to be, having regard to the contemporary attitudes of Australian society, unsuitable for minors;

(c)	promotes, incites or instructs in matters of crime;

(d)	describes, incites or promotes unlawful sexual activity;

(e)	promotes or incites violence against any person or group, or incites racial hatred;

(f)	causes unnecessary alarm, distress or panic;

(g)	breaches a code of practice that applies to the Service;

(h)	is false, misleading or deceptive, or likely to mislead or deceive;

(i)	provides financial advice to any person;

(j)	is out of date, having regard to information generally available, subsequently published, or released, or made available; or

(k)	is for the purpose of providing any warning or notification about a serious risk to the safety of persons or property (for example, emergency services).

Service means the "Premium SMS Service" which is a service that enables you to:

(a)	receive requests from Mobile Messenger Australia Customers via SMS for content or

(a)	content services available for purchase by Mobile Subscribers over the Mobile Messenger Australia Facilities;

(b)	supply the content or content services purchased by Mobile Subscribers over the Mobile Messenger Australia Facilities; and

(c)	charge Mobile Messenger Australia the amount payable by the Mobile Subscribers for content or content services so that Mobile Messenger Australia will pay the customer the agreed revenue share.

SMS means short message service.

SMS Message means an alphanumeric message sent to an SMS compatible mobile phone handsets of end-users over the GSM or CDMA network.

Specifications means the technical and functional specifications for Your Facilities and their connection to the Mobile Messenger Australia Facilities to supply the Content to Mobile Messenger Australia Customers over the Service as notified by Mobile Messenger Australia to You.

Tax Invoice has the same meaning as in the GST Act.

You means the entity identified as the "merchant" in the Application Form and "Your" has a corresponding meaning.

Your Facilities means material owned or licensed by You (including Your IT Systems Content, documentation, templates and data; and web site) which is used by either party in the performance of its obligations and any modifications made to the same.

Your IT Systems means all Your or third party equipment, networks, computer programs, supporting documentation and procedures, used by You and required to give effect to Your obligations under this agreement, as described in the Specifications.

PAYMENT TERMS

1.	Payments to You

Each time a Mobile Subscriber purchases Content from You and the transaction has been successful, Mobile Messenger Australia will pay You the amount outlined in the Revenue Share Schedule in the Application Form.

2.	Payment Method

Mobile Messenger Australia will pay You for successful transactions over the Service monthly in arrears by the means selected by You in the Application Form, within 5 working days of when payments have been received by Mobile Messenger Australia from the Mobile Network Operators.

You will be supplied with a report within 15 days of the start of each month which should be used as the basis for your invoice to Mobile Messenger Australia. You should invoice each carrier separately to ensure payments are made as received by each mobile network operator. Your invoice should itemize each of the operator revenue's.

3.	Payment Records and Reporting

3.1.	Your daily transaction record. You must keep a daily transaction record of each transaction over the Service.

3.2.
Evidence of delivery. You and Mobile Messenger Australia can agree a monthly transaction record of each transaction over Your Service. The mobile operators record prevails to the extent of any inconsistency between Your daily transaction record and the Mobile Operators daily transaction record. The agreed monthly transaction record (or in the absence of agreement, Mobile Messenger Australia's daily transaction record) is conclusive evidence of whether Content was delivered to a Mobile Subscriber as part of a transaction over the Service.

3.3.	Records to be kept for one year. You must retain copies of Your daily transaction records for at least one year.

CHARGEBACK RULES

1.	Reconciliation of price per message volume and bad debt provisioning

From time to time the Mobile Operator may compare the actual volume of bad debts and adjustments attributable to Your Service against the percentage for bad debt and adjustments provisioning in the Merchant Service Fees. If the bad debt and adjustments provisioning is higher than 3% the bad debts, and Mobile Messenger Australia are instructed to pay this bad debt then you will also be liable to pay Mobile Messenger Australia by EFT.

2.	Charge Back Rule

Mobile Messenger Australia may charge back You:

(a)	if the Mobile Operator has paid You for an unsuccessful transaction over the Service; or

(b)	if the Mobile Operator has paid You for a successful transaction over the Service, but the amount paid exceeds the price of the Content delivered; or

(c)
up to the amount disputed by the Mobile Subscriber if the Mobile Subscriber disputes liability for the transaction or fails to pay the debt due for any reason, and the Mobile Operator in good faith accepts that the Mobile Subscriber is not liable for the transaction; or

(d)
up to the price of the Content if the Mobile Subscriber makes a claim against the Mobile Operator in relation to Content You supply to them. The Mobile Operators record of a dispute by a Mobile Subscriber about the Mobile Subscriber's claim against the Mobile Operator is conclusive evidence of that matter.